Exhibit  (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Value Line Funds Variable Trust of our report dated February 16, 2018, relating to the financial statements and financial highlights, which appears in Value Line Strategic Asset Management Trust’s Annual Report on Form N-CSR for the year ended December 31, 2017. We also consent to the references to us under the headings "Financial Statements", "Independent Registered Public Accounting Firm" and "Financial Highlights" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

April 23, 2018